                        HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – LTV* > 95% Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

*

Note, for second liens, CLTV is employed in this calculation.

Total Number of Loans	1,611
Total Outstanding Loan Balance	$82,119,036*	Min	Max
Average Loan Current Balance	$50,974	$4,582	$475,811
Weighted Average Original LTV	99.9%**
Weighted Average Coupon	10.29%	6.25%	13.74%
Arm Weighted Average Coupon	8.27%
Fixed Weighted Average Coupon	10.86%
Weighted Average Margin	5.84%	3.50%	8.99%
Weighted Average FICO (Non-Zero)	644
Weighted Average Age (Months)	5
% First Liens	23.8%
% Second Liens	76.2%
% Arms	21.8%
% Fixed	78.2%
% of Loans with Mortgage Insurance	0.2%

*

Loans with LTV >95% will amount to approximately [$83,425,000] of the total [$1,600,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
6.25 - 6.50	1	109,579	0.1	6.25	100.0	645
6.51 - 7.00	10	1,940,826	2.4	6.91	100.0	661
7.01 - 7.50	15	2,363,657	2.9	7.33	100.0	644
7.51 - 8.00	19	3,208,339	3.9	7.84	99.9	675
8.01 - 8.50	60	6,253,535	7.6	8.35	100.0	655
8.51 - 9.00	60	5,106,935	6.2	8.80	99.9	663
9.01 - 9.50	58	3,938,253	4.8	9.35	100.0	656
9.51 - 10.00	279	13,092,235	15.9	9.86	99.9	660
10.01 - 10.50	221	10,096,668	12.3	10.32	99.9	655
10.51 - 11.00	228	10,194,229	12.4	10.89	99.9	638
11.01 - 11.50	154	6,093,726	7.4	11.40	99.9	612
11.51 - 12.00	273	10,222,866	12.4	11.90	99.9	606
12.01 - 13.74	233	9,498,189	11.6	12.53	99.9	640
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
496 - 500	1	14,456	0.0	12.00	100.0	496
526 - 550	2	59,202	0.1	9.70	100.0	539
551 - 575	3	135,937	0.2	12.99	100.0	567
576 - 600	339	12,865,840	15.7	11.43	99.9	590
601 - 625	375	17,440,802	21.2	10.55	99.9	614
626 - 650	363	18,550,493	22.6	10.19	99.9	637
651 - 675	283	17,201,848	20.9	9.72	99.9	662
676 - 700	117	7,384,005	9.0	9.83	99.9	687
701 - 725	63	4,083,002	5.0	9.80	99.9	711
726 - 750	44	2,900,172	3.5	9.92	100.0	736
751 - 775	17	1,340,206	1.6	9.16	100.0	759
776 - 784	4	143,072	0.2	10.64	99.9	780
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
4,581 - 50,000	1,068	31,052,235	37.8	11.01	99.9	633
50,001 - 100,000	389	26,991,412	32.9	10.51	99.9	645
100,001 - 150,000	105	12,568,049	15.3	10.00	99.9	656
150,001 - 200,000	22	3,735,843	4.5	8.08	100.0	653
200,001 - 250,000	15	3,339,084	4.1	8.27	100.0	661
250,001 - 300,000	2	586,564	0.7	7.65	100.0	637
300,001 - 350,000	2	653,848	0.8	8.01	100.0	730
350,001 - 400,000	6	2,296,941	2.8	8.25	100.0	651
400,001 - 450,000	1	419,249	0.5	8.99	100.0	626
450,001 - 475,811	1	475,811	0.6	7.65	100.0	636
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
95.20 - 100.00	1,611	82,119,036	100.0	10.29	99.9	644
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,186	49,850,452	60.7	10.75	99.9	640
1.00	38	3,435,955	4.2	10.91	100.0	665
2.00	306	23,887,953	29.1	9.23	99.9	649
3.00	81	4,944,675	6.0	10.30	99.9	640
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	1,478	72,945,088	88.8	10.18	99.9	640
Reduced	49	3,244,528	4.0	10.26	100.0	671
Stated Income / Stated Assets	84	5,929,420	7.2	11.64	99.9	677
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,611	82,119,036	100.0	10.29	99.9	644
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	165	14,532,104	17.7	10.26	99.9	658
Florida	104	6,329,362	7.7	10.27	100.0	658
Texas	120	3,545,374	4.3	10.06	99.9	631
New York	55	3,496,779	4.3	11.65	100.0	663
Illinois	70	3,492,889	4.3	10.22	99.9	638
Minnesota	78	3,145,749	3.8	9.39	100.0	643
Colorado	56	3,046,503	3.7	10.00	100.0	643
Maryland	40	2,631,824	3.2	10.44	100.0	644
Indiana	39	2,394,946	2.9	9.52	100.0	633
Arizona	51	2,204,567	2.7	11.18	99.9	659
Virginia	36	2,166,153	2.6	10.74	99.9	620
Georgia	48	2,139,249	2.6	10.58	100.0	637
Washington	44	2,086,056	2.5	10.95	100.0	641
Missouri	55	2,078,910	2.5	10.20	99.9	637
Louisiana	29	2,041,354	2.5	8.73	100.0	637
Other	621	26,787,218	32.6	10.31	99.9	637
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,269	62,246,595	75.8	10.26	100.0	643
Refinance - Rate Term	146	7,803,484	9.5	11.08	99.8	640
Refinance - Cashout	196	12,068,958	14.7	9.95	99.8	649
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	115	16,384,592	20.0	8.27	99.9	649
Arm 2/28 - Balloon 40/30	3	619,742	0.8	8.41	100.0	709
Arm 3/27	6	926,727	1.1	8.19	100.0	645
Fixed Balloon 30/15	263	13,279,168	16.2	10.03	100.0	646
Fixed Rate	1,224	50,908,807	62.0	11.07	99.9	641
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	1,322	67,543,419	82.3	10.20	99.9	643
Condo	122	5,936,901	7.2	10.41	100.0	651
PUD	126	5,899,096	7.2	10.77	100.0	641
2 Family	41	2,739,620	3.3	11.23	99.9	666
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.50 - 4.00	2	427,079	2.4	7.15	100.0	678
4.51 - 5.00	17	3,721,185	20.8	7.58	100.0	668
5.01 - 5.50	41	6,059,140	33.8	8.14	100.0	648
5.51 - 6.00	25	2,451,693	13.7	8.42	99.8	658
6.01 - 6.50	11	1,487,897	8.3	8.80	100.0	657
6.51 - 7.00	4	712,015	4.0	8.14	100.0	640
7.01 - 7.50	8	916,899	5.1	8.54	99.9	645
7.51 - 8.00	8	1,038,683	5.8	9.16	100.0	625
8.01 - 8.50	6	822,810	4.6	9.58	99.8	607
8.51 - 8.99	2	293,660	1.6	9.92	99.0	643
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
10 - 12	1	46,060	0.3	9.13	99.0	659
13 - 15	4	683,657	3.8	8.61	100.0	666
16 - 18	20	3,341,751	18.6	7.90	100.0	647
19 - 21	82	11,272,219	62.9	8.22	99.9	645
22 - 24	11	1,660,647	9.3	9.19	99.9	696
25 - 27	1	475,811	2.7	7.65	100.0	636
28 - 30	2	157,289	0.9	8.28	100.0	638
31 - 33	1	91,824	0.5	7.88	100.0	726
34 - 36	2	201,803	1.1	9.55	100.0	636
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.70 - 12.00	1	223,899	1.2	7.10	100.0	666
12.01 - 12.50	1	109,579	0.6	6.25	100.0	645
12.51 - 13.00	9	1,825,210	10.2	6.90	100.0	660
13.01 - 13.50	13	2,107,947	11.8	7.35	100.0	641
13.51 - 14.00	15	2,323,728	13.0	7.94	100.0	686
14.01 - 14.50	29	4,217,574	23.5	8.31	100.0	640
14.51 - 15.00	20	2,825,872	15.8	8.47	99.9	646
15.01 - 15.50	14	1,653,848	9.2	9.27	100.0	677
15.51 - 16.00	15	1,778,862	9.9	9.38	99.8	627
16.01 - 16.50	6	630,738	3.5	9.66	99.9	629
16.51 - 16.99	1	233,805	1.3	9.99	100.0	653
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
3.50 - 4.50	2	427,079	2.4	7.15	100.0	678
4.51 - 5.50	51	8,543,306	47.6	7.77	100.0	651
5.51 - 6.00	21	1,858,467	10.4	8.35	99.8	649
6.01 - 6.50	8	831,150	4.6	8.77	100.0	624
6.51 - 7.00	1	54,875	0.3	9.95	100.0	606
7.01 - 7.50	4	534,386	3.0	8.18	99.8	648
7.51 - 8.00	6	944,531	5.3	8.04	100.0	642
8.01 - 8.50	6	1,117,923	6.2	8.86	100.0	655
8.51 - 9.00	10	1,719,612	9.6	8.82	99.8	664
9.01 - 9.50	7	805,840	4.5	9.28	99.9	670
9.51 - 10.00	5	656,725	3.7	9.79	99.8	631
10.01 - 10.40	3	437,167	2.4	10.31	100.0	662
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	4	888,260	5.0	8.49	99.9	640
2.00	4	586,600	3.3	9.17	100.0	702
3.00	116	16,456,200	91.8	8.22	99.9	650
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	117	16,679,657	93.0	8.24	99.9	652
1.50	5	963,103	5.4	8.55	100.0	638
2.00	2	288,301	1.6	8.78	100.0	658
Total:	124	17,931,061	100.0	8.27	99.9	651

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,611	82,119,036	100.0	10.29	99.9	644
Total:	1,611	82,119,036	100.0	10.29	99.9	644

*

Note, for second liens, CLTV is employed in this calculation.